Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2022 RESULTS

May 13, 2022 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues of $30.7 million for the quarter ended March 31, 2022 compared to $21.4 million for the quarter ended March 31, 2021. Gross margins for the quarter ended March 31, 2022 were 20.2% compared with 28.8% for the quarter ended March 31, 2021. During the quarter ended March 31, 2022, the Company continued to experience higher manufacturing costs associated with wages, steel and OEM parts pricing.

Product engineering and development expenses decreased $0.2 million to $0.9 million for the quarter ended March 31, 2022, as compared to $1.1 million for the quarter ended March 31, 2021, primarily related to reduced headcount. Selling, general and administrative (“SG&A”) expenses decreased by $0.5 million to $3.4 million for the quarter ended March 31, 2022, compared to $3.8 million for the quarter ended March 31, 2021. The decrease in SG&A expenses was due to reduced professional fees for business development.

Operating income increased from $1.2 million for the quarter ended March 31, 2021 to $1.9 million for the quarter ended March 31, 2022, due primarily to increased sales and reduced professional fees.

For the quarter ended March 31, 2022, the Company had net non-operating expense of $(1.3) million compared to net non-operating income of $1.6 million for the quarter ended March 31, 2021. The fiscal 2022 investment losses reflect the decline in the equity markets due to higher interest rates, inflation, and the Federal Reserve’s recent monetary tightening policy.

The effective income tax rate for the quarter ended March 31, 2022 was 24.2% versus 20% for the quarter ended March 31, 2021. Net income for the quarter ended March 31, 2022 was $0.4 million, or $0.03 per diluted share, compared with a net income of $2.3 million, or $0.16 per diluted share for the quarter ended March 31, 2021.

For the six months ended March 31, 2022 the Company had net revenue of $50.8 million and net income of $0.2 million ($0.01 per diluted share) versus net revenue of $40.3 million and net income of $3.8 million ($0.26 per diluted share) for the six months ended March 31, 2021.

At March 31, 2022, the Company had $117.1 million of cash and marketable securities compared to $118.2 million at September 30, 2021. Net working capital was $154.7 million at March 31, 2022. The Company had no short-term or long-term debt outstanding at March 31, 2022.

The Company’s backlog was $44.9 million at March 31, 2022 compared to $42.6 million at March 31, 2021.

Marc Elliott, Gencor’s President, commented, “Gencor delivered solid second quarter results considering the current challenging business environment. Revenues increased 43.6% due to the strong backlog entering the quarter and solid execution in the quarter. Commodity prices began to show some improvement in the first quarter, but reversed course in the second quarter likely due to the Russian - Ukrainian conflict and the effect of sanctions on steel. Though labor, supply chain and freight challenges persist, we believe that revenues for the remainder of fiscal 2022 will continue to be solid.

Every employee at Gencor is focused on overcoming the current supply chain challenges to minimize delivery interruptions to our customers. The recent World of Asphalt show in March generated very positive feedback from our loyal customers following a prolonged pandemic and virtually dormant tradeshow circuit. We continue to see strong interest across all our product lines and are optimistic that Gencor will benefit from the Federal infrastructure bill in the coming years.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Income Statements

(Unaudited)

	For the Quarters Ended March 31,		For the Six Months Ended March 31,
	2022	2021	2022	2021
Net revenue	$30,654,000	$21,352,000	$50,760,000	$40,316,000
Cost of goods sold	24,462,000	15,206,000	40,863,000	31,189,000

Gross profit	6,192,000	6,146,000	9,897,000	9,127,000
Operating expenses:
Product engineering and development	920,000	1,069,000	2,269,000	1,914,000
Selling, general and administrative	3,364,000	3,838,000	6,763,000	7,032,000

Total operating expenses	4,284,000	4,907,000	9,032,000	8,946,000

Operating income	1,908,000	1,239,000	865,000	181,000
Other income (expense), net:
Interest and dividend income, net of fees	296,000	327,000	573,000	1,130,000
Net realized and unrealized gains (losses) on marketable securities, net	(1,488,000)	1,294,000	(1,065,000)	3,488,000
Other	(137,000)	—	(137,000)	—

	(1,329,000)	1,621,000	(629,000)	4,618,000

Income before income tax expense	579,000	2,860,000	236,000	4,799,000
Income tax expense	140,000	572,000	71,000	960,000

Net income	$439,000	$2,288,000	$165,000	$3,839,000

Basic income per common share	$0.03	$0.16	$0.01	$0.26

Diluted income per common share	$0.03	$0.16	$0.01	$0.26

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

	March 31, 2022 (Unaudited)	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$22,571,000	$23,232,000
Marketable securities at fair value (cost of $94,746,000 at March 31, 2022 and $93,690,000 at September 30, 2021)	94,501,000	94,976,000
Accounts receivable, less allowance for doubtful accounts of $349,000 at March 31, 2022 and $321,000 at September 30, 2021	3,924,000	2,622,000
Costs and estimated earnings in excess of billings	1,629,000	1,903,000
Inventories, net	47,222,000	41,888,000
Prepaid expenses	3,756,000	2,202,000

Total current assets	173,603,000	166,823,000

Property and equipment, net	12,205,000	11,801,000
Other long-term assets	711,000	838,000

Total Assets	$186,519,000	$179,462,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,741,000	$3,105,000
Customer deposits	10,286,000	5,244,000
Accrued expenses	2,442,000	2,645,000
Current operating lease liabilities	407,000	393,000

Total current liabilities	18,876,000	11,387,000

Deferred and other income taxes	—	394,000
Non-current operating lease liabilities	189,000	392,000

Total liabilities	19,065,000	12,173,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at March 31, 2022 and September 30, 2021	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at March 31, 2022 and September 30, 2021	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	153,398,000	153,233,000

Total shareholders’ equity	167,454,000	167,289,000

Total Liabilities and Shareholders’ Equity	$186,519,000	$179,462,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments, demand for the Company’s products, the duration and scope of the coronavirus (“COVID-19”) pandemic, actions governments, and businesses take in response to the COVID-19 pandemic, including mandatory business closures; the impact of the pandemic and actions taken on regional economies; the pace of recovery when the COVID-19 pandemic subsides. In addition, on February 24, 2022, Russian forces invaded Ukraine. The impact to Ukraine as well as actions taken by other countries, including new and stricter sanctions imposed by the U.S. and other countries and companies against officials, individuals, regions, and industries in Russia, and actions taken by Russia and certain other countries in response to such sanctions, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2021: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000